UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  October 15, 2011

Save The World Air, Inc.
(Exact Name of Registrant as Specified in Charter)

Nevada	0-29185	52-2088326
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

735 State Street, Suite 500 Santa Barbara, CA	93101
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (805) 845-3581

(Former name or former address, if changed since last report)

         Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02	Unregistered Shares of Equity Securities

From August 30, 2011 through October 15, 2011, the Company issued and sold an aggregate of $170,720 of Convertible Promissory Notes (the “Notes”) and warrants to purchase an aggregate of 682,880 shares of common stock (the “Warrants”).  The Company received gross proceeds from the closing of the private placement of $155,200.

The Notes are due 12 months from their respective issuance date (the “Maturity Date”). The Notes do not bear interest and were issued in the face amount equal to 110% of the purchaser’s commitment.  The Notes are initially convertible into shares of the Company’s common stock at a rate of $0.25 per share.  If the Notes are not paid in full by the Maturity date, the balance remaining on the Maturity Date shall be increased by 10% and the Company shall be required to pay interest at a rate of 10% per annum until all sums due thereunder are paid in full.  The Notes also contain provisions that protect the holders a00gainst dilution by adjustment of the conversion price in certain events such as stock dividends, stock splits and other similar events.

The Warrants are exercisable for a term of two years at an exercise price of $0.30 per share.  The Warrants also contain provisions that protect the holders against dilution by adjustment of the conversion price in certain events such as stock dividends, stock splits and other similar events.

The offering was made solely to “accredited investors,” as that term is defined in Regulation D under the Securities Act of 1933, as amended (the “Securities Act”). The securities sold in the offering were not registered under the Securities Act, or the securities laws of any state, and were offered and sold in reliance on the exemption from registration afforded by Section 4(2) and Regulation D (Rule 506) under the Securities Act and corresponding provisions of state securities laws, which exempt transactions by an issuer not involving any public offering.

Item 9.01	Financial Statements and Exhibits

 (d)           Exhibits.

Exhibit No.	Description
10.1	Securities Purchase Agreement
10.2 10.3	Form of Convertible Promissory Note Form of Common Stock Purchase Warrant

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date:  August 9, 2011

SAVE THE WORLD AIR INC. By: /S/ Cecil Bond Kyte Name: Cecil Bond Kyte Title: Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description
10.1	Securities Purchase Agreement
10.2	Form of Convertible Promissory Note
10.3	Form of Common Stock Purchase Warrant